Exhibit 99.2
MEDIA RELEASE

Fisher Communications, Inc. Announces Retirement of
Phelps K. Fisher from the Board of Directors

Michael D. Wortsman to Become Non-Executive Chairman

SEATTLE, WA – (MARKETWIRE) – March 12, 2009 – Fisher Communications, Inc. (NASDAQ: FSCI) today announced that Phelps K. Fisher will be retiring from the Board of Directors effective April 1, 2009.

Mr. Fisher has been the Company’s Non-Executive Chairman since 2003, and has served the Company for more than 55 years in a variety of capacities including as an employee, director, chairman and shareholder.

“It has been an honor for me to be affiliated with this great organization over such a long period of time and I know that going forward, Fisher Communications will continue to educate, entertain and improve the communities that we serve,” said Mr. Fisher.  “While the current economic situation presents challenges for this Company and many like it, Fisher has repeatedly demonstrated throughout its 100-year history that it is capable of adapting to new and trying circumstances and I am confident it will do so again. I leave the Company in capable hands.”

Upon Mr. Fisher’s retirement, Michael D. Wortsman will become the Company’s Non-Executive Chairman of the Board. Mr. Wortsman joined the Board in July of 2007 and is currently a private investor focusing on television content and feature film production. He is Senior Managing Partner of Frontera Productions LLC. He was President of the Univision Television Group, the leading Spanish-language media company in the United States from 1997 until the sale of Univision in April 2007. Mr. Wortsman previously held various executive positions at ABC, FOX and NBC owned television and radio stations.

Commenting on Mr. Fisher’s retirement, Mr. Wortsman said: “For more than a half of Fisher’s 100-year history, Phelps has been an important part of the Company and during that time he has been an unwavering advocate for our customers, employees and shareholders. Phelps was a driving force behind Fisher’s successful transformation from a flour milling company into the regional broadcasting company we are today. On behalf of the Board and our employees, I want to thank Phelps for his many accomplishments and contributions and for his tireless efforts to better serve our customers and communities.”

The Company also announced today that at the request of Directors William W. Warren, Jr. and George F. Warren, Jr., the Board will be reconstituting the Nominating and Corporate Governance Committee and replacing these two Directors on the committee following the 2009 Annual Meeting.

About Fisher Communications

Fisher Communications, Inc. is a Seattle-based communications company that owns and operates 13 full power television stations (including a 50%-owned television station), 7 low power television stations and 8 radio stations in the Western United States. The Company owns and operates Fisher Pathways, a satellite and fiber transmission provider; and Fisher Plaza, a media, telecommunications, and data center facility located near downtown Seattle. For more information about Fisher Communications, Inc., go to www.fsci.com.

Media Contacts:

Sard Verbinnen & Co
Paul Kranhold or Ron Low
(415) 618-8750